Exhibit 99.1

Conference call:	Today, Thursday, November 9, 2006 at 4:30 P.M. EST
Webcast / Replay URL:	http://www.wave.com
Dial-in numbers:	212-231-6010 or 415-537-1888

Wave Q3 Revenues Rise over 150% to $846,000
Driven by Sequential and Year-over-Year Growth in License Revenue

Lee, MA — November 9, 2006 - Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported results for the third quarter (Q3) and nine months ended September 30, 2006 and reviewed recent corporate progress and developments.

Principally reflecting a 155% increase in license revenues in Q3 2006 versus last year, Wave’s Q3 2006 net revenues rose over 150% to $846,000, compared to Q3 2005 net revenues of $335,000.  The increase in license revenues was principally due to royalties earned from increased shipments of Wave software by Wave’s OEM partners.  Wave’s services revenues were $19,000 in Q3 2006, an increase over services revenue of $11,000 in the year ago period.  Wave’s Q3 2006 services revenue reflects a more normalized level than during Q1 and Q2 2006 (with services revenues of $185,000 and $228,000 respectively), during which periods Wave was completing a service contract for the U.S. Government.

Gross profit rose to $643,000, or 76% of net revenues, in Q3 2006, versus gross profit of $150,000, or 45% of net revenues, in Q3 2005, and gross profit of $554,000, or 61% of net revenues, in Q2 2006.  The increase in gross profit is a function of the increase in higher-margin licensing revenues.  For Q3 2006 Wave reported a net loss of $4.5 million, or $0.12 per basic share, including non-cash, share-based compensation expense of $381,000, or $0.01 per basic share, recorded in accordance with the implementation of SFAS 123(R) for “Share-based Payment,” effective January 1, 2006.  Wave’s Q3 2005 net loss of $4.4 million, or $0.15 per basic share, did not include any share-based compensation expense.  Per share figures are based on a weighted average number of basic shares outstanding in the third quarters of 2006 and 2005 of 37,800,000 and 28,367,000, respectively.  Wave’s shares outstanding and loss per share figures have been adjusted to reflect the Company’s 1-for-3 reverse stock split that went into effect on July 26, 2006.

For the first nine months of 2006, Wave’s net revenues rose by 235% to $2.2 million, compared to net revenues of $671,000 in the year-ago nine-month period.  For the first nine months of 2006 Wave reported a net loss of $14.0 million, or $0.40 per basic share, including non-cash, share-based compensation expense of $1,142,000, or $0.03 per basic share.  Wave’s net loss of $13.1million, or $0.48 per basic share, in the first nine months of 2005 did not include any share based compensation expense.  The weighted average number of basic shares outstanding in the first nine months of 2006 and 2005 were 35,279,000 and 27,058,000, respectively.  Both the basic loss per share and weighted average number of basic shares outstanding in the 2006 and 2005 nine-month periods have been retroactively adjusted to reflect the impact of the 1-for-3 reverse split.

As of September 30, 2006 Wave had total current assets of $4 million and no long-term debt.  On October 30, 2006, Wave completed the sale of approximately 3.5 million shares of common stock at a price of $2.73 per share, yielding net proceeds of $9.1 million to be used to fund Wave’s operations into 2007.

As of September 30, 2006 Wave had total current assets of $4 million and no long-term debt.  On October 30, 2006, Wave completed the sale of approximately 3.5 million shares of common stock at a price of $2.73 per share, yielding net proceeds of $9.1 million to be used to fund Wave’s operations into 2007.Steven Sprague, Wave’s president and CEO, commented, “Wave continued to make solid financial and corporate progress during the third quarter and year-to-date periods, highlighted by a sequential increase in license revenues from our OEM partners as well as the initiation of modest upgrade revenue as enterprises begin to beta test and implement our full EMBASSY® Trust Suite (ETS) version 5.1 as well as the related server infrastructure.

“We believe momentum is gaining for the trusted computing standard, as reflected in accelerating Trusted Platform Module (TPM) chip shipments across all PC OEMs; the adoption of the TPM as a required feature in PC procurements and the coming launch of the new Vista operating system which requires a TPM as part of its logo compliance for business PCs.  In our view, the dialogue regarding trusted computing is gaining in volume within industry, enterprise customer and media circles.  We are very focused on supporting PC OEM and distribution partners in converting prospects into EMBASSY Trust Suite customers.  We continue to be very active in communicating the Trusted Computing and Wave value propositions before industry and investment community audiences at a variety of conferences and conventions in the U.S. and abroad.

“We have also seen increased interest by enterprise customers in upgrading their infrastructure to take full advantage of the Wave products and have recorded initial revenue from a modest number of initial enterprise license upgrades.  These customers and opportunities are across the spectrum of business in Europe, Asia and North America.”

Summary of recent progress/developments:

(for more details, please visit www.wave.com):

•                  Trusted Computing PKI Enhancement:  In late October, Wave and Operational Research Consultants, Inc. (ORC) launched an enhancement to the federal public key infrastructure (PKI) platform that strengthens the security of ORC’s ACES (Access Certificate for Electronic Services) and ECA (U.S. Government External Certificate Authority) certificates.  The new solution is designed to allow the private key for ACES and ECA certificates to be automatically generated and protected by the PC’s trusted platform module (TPM).

•                  Ingram Micro Europe Agreement:  In late October, Wave completed an agreement with Ingram Micro Europe, Inc., appointing them as a non-exclusive distributor of Wave’s products in Europe, the Middle East and Africa.  Though there are no minimum commitments or quantities under this agreement, Wave expects businesses throughout these territories to have greater access to its EMBASSY line of enterprise security software, the business security features of which include policy management, data protection, password management and strong pre-boot authentication.

•                  Wave Customer Named As Network World Enterprise All-Star Winner: In late September, Wave customer Papa Gino’s Inc./D’Angelo Sandwich Shop Inc. was named a winner in the 2006 Network World Enterprise All-Star Awards for their use and advancement of the Trusted Platform Module (TPM) security chip found in every Dell laptop or desktop the company buys.  When the chip is used with Wave Systems’ ETS it allows Papa Gino’s/D’Angelo Sandwich Shop to successfully execute its strategically architected security plan right out of the box.

•                  Trusted Computing Group’s (TCG) Mobile Phone Security Specifications: In mid September, Wave announced plans to extend its EMBASSY® Trust Suite software to support of the newly published TCG security specifications for mobile phones.  The open, non-proprietary security specifications called Mobile Trusted Module (MTM) will enable users to strongly authenticate their mobile devices to their PCs in order to replicate sensitive personal information, such as address books and digital wallets, as well as to determine the “trustworthiness” of a given mobile phone.  The specifications also call for the use of a common key management infrastructure for the protection and backup of passwords and important data.

•                  Amendment to Intel® Software License and Distribution Agreement:  In late July, Wave Systems Corp. executed an amendment to its Software License and Distribution Agreement with Intel.  The amendment permits Intel to ship the next version of Wave’s EMBASSY® Trust Suite with Intel’s new Intel P965 Express Chipset-based Intel Desktop Boards: DQ965WC, DQ965CO and DQ965GF to provide a final layer of security.  Giving effect to shipment of these new units, the number of Intel Desktop Boards on which Wave’s products ship increased to 15.  The agreement does not provide for guaranteed minimum or maximum shipped quantities or royalties.

•                  Wave 1-for-3 Reverse Stock Split: In late July, Wave effected a 1-for-3 reverse split of its Common Stock.  The reverse split was implemented to regain compliance with the $1.00 per share minimum closing bid price requirement for continued listing on the Nasdaq Global Market (previously known as the Nasdaq National Market).  For each three (3) shares held, Wave shareholders received in exchange one new share of Wave Systems common stock.

•                  Trust Company of America: In early July, Wave was selected to provide a server-based e-signature and secure document vaulting solution for Trust Company of America, a specialized provider of custody and back office services to the financial services industry.  Wave’s TCG compatible eSign Transaction Management Suite™ will be deployed with Efficient Forms’ iForms Product Suite™, to enable Trust Company of America to automate its new account and account maintenance processes.

•                  NTT Data Corporation: In July, Wave executed a software reseller agreement with NTT DATA Corporation of Japan, a leading systems integrator.  Pursuant to the agreement NTT DATA is authorized to resell and provide support services for Wave’s EMBASSY Trust Suite technology and solutions for the trusted computing market in Japan, including financial services, government, health care and consumer market segments.  The agreement does not provide for guaranteed minimum or maximum shipped quantities or royalties.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure.  Wave is a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors.  Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers.  For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

All brands are the property of their respective owners.
Contact:
Gerard T. Feeney, CFO	David Collins, Ratula Roy
Wave Systems Corp.	Jaffoni & Collins
info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500

Wave Systems Corp. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2006	December 31, 2005

Assets
Current Assets:
Cash and cash equivalents	$3,129	$2,006
Accounts receivable	673	335
Prepaid expenses and other receivables	180	140
Total current assets	3,982	2,481

Property & equipment, net	494	754
Other assets	133	195
Total assets	4,609	3,430

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	3,006	3,089
Deferred revenue	557	504
Total current liabilities	3,563	3,593

Liability for warrants containing cash settlement provisions	—	3
Total liabilities	3,563	3,596

Total stockholders’ equity (deficit)	1,046	(166)
Total Liabilities and Stockholders’ Equity	$4,609	$3,430

Wave Systems Corp. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30,
	2006	2005	2006	2005
Revenues
Licensing	827	324	1,818	639
Services	19	11	432	32
Total net revenues	$846	$335	$2,250	$671

Cost of Sales
Licensing	104	21	204	33
Services	6	9	281	32
Amortization expense	93	155	289	466
Total Cost of Sales	203	185	774	531

Gross Profit	643	150	1,476	140

Operating Expenses:
Selling, general and administrative	2,998	2,787	9,400	8,721
Research and development	2,163	1,827	6,176	5,091
	5,161	4,614	15,576	13,812
Net Interest income	31	18	79	58
Gain on sale of marketable securities	—	92	—	92
Unrealized loss in value of warrant liability	—	(8)	3	455
	31	102	82	605

Net loss	(4,487)	(4,362)	(14,018)	(13,067)

Net loss per share — basic*	$(0.12)	$(0.15)	$(0.40)	$(0.48)

Adjusted weighted average shares outstanding — basic*	37,800	28,367	35,279	27,058

**             In late July 2006 the company effected a 3-for-1 reverse split of its common stock.  The net loss per basic share and basic weighted average shares outstanding in the three-month and nine-month periods of 2005 have been retroactively adjusted to reflect the impact of the reverse split.

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